Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 1, 2021	October 31, 2020

Assets

Current assets:
Cash and cash equivalents	$283,249	$278,665
Accounts receivable	151,190	134,470
Inventories	53,165	57,269
Other current assets	42,860	29,735

Total current assets	530,464	500,139

Property, plant and equipment, net	699,609	631,475
Intangible assets, net	904	3,437
Other assets	50,780	53,131

Total assets	$1,281,757	$1,188,182

Liabilities and Equity

Current liabilities:
Debt	$25,163	$13,678
Accounts payable and accrued liabilities	142,454	129,261

Total current liabilities	167,617	142,939

Long-term debt	92,740	54,980
Other liabilities	26,939	27,997

Photronics, Inc. shareholders' equity	817,892	804,962
Noncontrolling interests	176,569	157,304
Total equity	994,461	962,266

Total liabilities and equity	$1,281,757	$1,188,182